March 31, 2004

Edward J. Swotek, Senior Vice President

Immediately

TierOne Corporation Signs Definitive Agreement To Acquire United Nebraska Financial Co.

LINCOLN, NE — March 31, 2004 — TierOne Corporation (NASDAQ: TONE), the parent company of TierOne Bank, announced today it has entered into a definitive agreement to acquire United Nebraska Financial Co., the holding company of United Nebraska Bank headquartered in Grand Island, Nebraska.

Under terms of the agreement, TierOne Corporation will pay $97.3 million in cash to acquire United Nebraska, subject to a post-closing adjustment. The purchase price represents approximately 1.9 times United Nebraska’s December 31, 2003 total stated book value of $51.8 million.

Assuming the acquisition is completed, the combined banking company is expected to have total assets of approximately $2.7 billion including net loans of over $2.3 billion. The transaction will position TierOne Bank as the third largest financial institution headquartered in Nebraska based on June 30, 2003 statewide market share deposits.

“The synergy created between TierOne Bank and United Nebraska makes this an ideal partnership,” said Gilbert G. Lundstrom, chairman of the board and chief executive officer of TierOne Bank. “Through the combination of these two successful banks, this partnership will enhance our market share position in existing markets, will bring an expanded array of financial services to customers of the combined banks and based on an anticipated closing in the third quarter, the transaction is expected to be accretive to earnings in 2004.”

Lundstrom said the attractiveness of combining the two banks was based on United Nebraska’s outstanding franchise value, its dedicated team of talented bankers, a strong balance sheet and a diverse and loyal customer base in central Nebraska.

Greg Stine, chairman and principal shareholder of United Nebraska Financial Co., said the opportunity to merge with TierOne was unique.

“TierOne Bank has earned an outstanding reputation as a customer-focused financial institution,” Stine said. “We are proud to align ourselves with a company that mirrors our tradition of commitment to our customers and the communities we serve.”

Stine said the current customers of United Nebraska will benefit from TierOne Bank’s strong financial position and its broad array of financial services which enhances and complements banking products they are presently receiving. Stine added United Nebraska customers will have additional opportunities for convenient banking access across a wider multi-state geographic area.

United Nebraska Bank currently has 15 banking offices located in Broken Bow, Burwell, Callaway, Columbus, Grand Island, Holdrege, Lexington, North Platte, Omaha, O’Neill and Ord, Nebraska.

The transaction is subject to approval by federal regulators and the satisfaction of certain terms and conditions precedent to closing contained in the purchase agreement.

Both Lundstrom and Stine said they expect the combined company will have even greater capacity to deliver competitive financial services, fuel earnings growth and increase shareholder value.

“By strategically leveraging each company’s strengths, we are confident our combined customers, employees and communities will further position TierOne Bank as one of the preeminent financial institutions in our marketplace,” Lundstrom said.

TierOne Corporation is the parent company of TierOne Bank, a $2.2 billion federally chartered savings bank and the largest financial institution headquartered in Lincoln, Nebraska. Established in 1907, TierOne Bank offers a wide variety of full-service consumer and commercial banking products and services to customers through a geographically diverse network of 57 banking offices located in Nebraska, Iowa and Kansas and four loan production offices located in Colorado and Minnesota.

United Nebraska Financial Co. is the parent company of United Nebraska Bank of Grand Island, Nebraska and United Farm and Ranch Management, a farm management and brokerage subsidiary. The reported assets of United Nebraska Financial Co. also include an investment in a suburban Phoenix, Arizona bank subsidiary, United Arizona Bank, which will be sold prior to the completion of the TierOne transaction. As of December 31, 2003, United Nebraska Bank had total assets of $513.6 million, total loans of $292.8 million and total deposits of $422.5 million. United Nebraska was formed in 1987, and through the acquisition and subsequent merger of several community banks throughout the state, has grown to become the eighth largest depository financial institution headquartered in Nebraska.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, unanticipated issues related to completing the acquisition and integrating the operation of United Nebraska Bank, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in TierOne Corporation’s market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by TierOne Corporation with the Securities and Exchange Commission from time to time. TierOne Corporation undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

CONTACT:	Edward J. Swotek, Senior Vice President
Investor Relations Department
(402)473-6250
investorrelations@tieronecorp.com

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